EXHIBIT 5.1

600 Travis, Suite 4200	Austin
Houston, Texas 77002	Beijing
713.220.4200 Phone	Dallas
713.220.4285 Fax	Houston
andrewskurth.com	London
Los Angeles
New York
The Woodlands
Washington, DC
March 7, 2008
National Oilwell Varco, Inc.
7909 Parkwood Circle Drive
Houston, Texas 77036-7500
Ladies and Gentlemen:
     We have acted as special counsel to National Oilwell Varco, a Delaware corporation (the “Company” and the “Registrant”), in connection with the preparation of a registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on March 7, 2008. The Registration Statement relates to the offering of 6-1/8% Senior Notes due 2015 (the “Securities”), as set forth in the Registration Statement and the form of prospectus contained therein (the “Prospectus”). All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement or in the Indenture (as defined below), as the case may be.
     The Securities will be issued pursuant to an indenture governing the Securities, in the form filed as Exhibit 4.1 to the Registration Statement, between the Company, as issuer, and the trustee (the “Indenture”).
     In arriving at the opinions expressed below, we have examined the following:
(i)	the certificate of incorporation of the Company, as amended to date;

(ii)	the bylaws of the Company, as amended to date;

(iii)	resolutions of the Board of directors of the Company;

(iii)	the Registration Statement;

(vii)	the Prospectus;

(viii)	the form of the Indenture filed as Exhibit 4.1 to the Registration Statement; and

National Oilwell Varco, Inc.
March 7, 2008

     (ix) the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Registrants and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all the documents supplied to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies. In conducting our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.
     In rendering the opinions expressed below with respect to the Securities, we have assumed that:
     (i) the certificate of incorporation and bylaws of the Company, each as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein;
     (ii) the form and terms of the Securities will comply with the Indenture and any subsequent resolution of the board of directors and/or officers’ certificate; and
     (v) the form and terms of such Securities, the issuance, sale and delivery thereof by the applicable Registrant, and the incurrence and performance of the Registrant’s obligations thereunder or in respect thereof (including, without limitation, its obligations under each of the Indentures with respect to Securities issued thereunder) in accordance with the terms thereof, will comply with, and will not violate, the Company’s certificate of incorporation, each as amended to date, or any applicable law, rule, regulation, order, judgment, decree, award, or agreement binding upon the Registrant, or to which the issuance, sale and delivery of the Securities, or the incurrence and performance of such obligations, may be subject, or violate any applicable public policy, or be subject to any defense in law or equity, and (without limiting the generality of the foregoing) Section 5-501.6.b of the New York General Obligations Law will apply in the case of the Securities. In addition, we have assumed the receipt by each person to whom or for whose benefit a Security is to be issued (collectively, the “Beneficial Holders”) of a certificate for such Security or the receipt by The Depository Trust Company, acting as agent, on behalf of all Beneficial Holders of the class or series of Securities of which such Security is one, of a global security then evidencing such Securities. In addition, we have assumed the issuance and sale of and payment for the Securities so acquired, in accordance with the applicable letter of transmittal or exchange, purchase or similar agreement approved by the board of directors of the Company, and the Registration Statement (including the Prospectus).

National Oilwell Varco, Inc.
March 7, 2008

     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     With respect to the Securities to be issued under the Indenture, (a) the Indenture has been duly authorized, and (b) when (i) such Indenture has been validly executed and delivered by or on behalf of the Company and by the trustee under such Indenture, (ii) such Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and (iii) the Securities have been duly executed, authenticated, issued and delivered in accordance with the terms of such Indenture and the applicable definitive letter of transmittals, exchange, purchase or similar agreement approved by the board of directors of the Company, upon delivery of the consideration therefor provided for therein, the Securities will constitute valid and legally binding obligations of the Company.
     Our opinions set forth above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.
     We express no opinion other than as to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent we do not admit that we are “experts” under the Securities Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,
/s/ ANDREWS KURTH LLP